Exhibit 10.3

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of April 4, 2003, by and among UNITED BANKSHARES, INC., a West Virginia bank holding company (“United”), UNITED BANK, a bank organized under the laws of the State of Virginia (“United Bank — Virginia”), and J. PAUL McNAMARA (the “Employee”). United and United Bank — Virginia are sometimes collectively referred to herein as “Employer.”

WITNESSETH:

     WHEREAS, Employee has been President and Chief Operating Officer of Sequoia Bancshares, Inc., and Sequoia Bank (“Sequoia”), and by Agreement and Plan of Reorganization dated April 4, 2003 (the “Merger Agreement”), Sequoia has agreed to be merged into United Bank, a Virginia state chartered bank (the “Merger”);

     WHEREAS, the parties have agreed to enter into this Employment Agreement to provide for the employment of Employee by Employer following the Merger, and to be effective at the Effective Time of the Merger (the “Effective Time”) and to be conditioned upon consummation thereof;

     WHEREAS, Employer considers the availability of Employee’s services to be important to the management and conduct of Employer’s business and desires to secure the continued availability of Employee’s services; and

     WHEREAS, Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1.     Employment Conditioned Upon Consummation of Merger . At the Effective Time, Employer hereby employs Employee and Employee hereby accepts employment with the Employer as Vice Chairman of United Bank — Virginia and member of the Board of Directors of United upon the terms and conditions set forth in Section 7.14(a) of the Merger Agreement.

     2.     Term. a. The term of this Agreement shall be (i) the initial term consisting of the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 2.

            b. On each anniversary of the Effective Date prior to a termination of the Agreement, the term under this Agreement shall be extended automatically for an additional one (1) year period beyond the then effective expiration date without action by any party, provided that neither United nor United Bank, on the one hand, nor the Executive, on the other, shall have given written notice at least sixty (60) days prior to such anniversary date of its or his desire that the term not be extended.

     3.     Duties. Employee shall perform and have all of the duties and responsibilities that may be assigned to him from time to time by the Board of Directors of United Bank — Virginia. Employee shall devote his best efforts on a full-time basis to the performance of such duties.

     4.          Compensation and Benefits. During the term of employment, the Employer agrees to pay Employee a base salary and to provide benefits as set forth below:

          a.     For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee an annual base salary (“Base Salary”) of $250,000. Base Salary amounts shall be payable in accordance with the payroll practices of Employer applicable to officers.

          b.     Except as otherwise specifically provided herein, for as long as Employee is employed by Employer, Employee also shall be entitled to receive, on the same basis as other executive officers of United Bank – Virginia, incentive bonuses, stock options, employee pension and welfare benefits, prerequisites and group employee benefits such as sick leave, vacation (but not less than 6 weeks vacation), group disability and health, life and accident insurance and similar indirect compensation which Employer may from time to time extend to its similarly situated executive officers. In addition, Employer agrees to pay on behalf of Employee (i) annual dues for the Columbia Country Club, Farmington Country Club and University Club; and (ii) expenses associated with attendance at the annual Maryland Bankers’ and ABA Conventions. Employee shall also be entitled to an executive office in a Washington, DC and Maryland location of United Bank – Virginia and the use of a company-owned or leased vehicle similar to the vehicle used by the Employee and on the same terms as such vehicle was made available by Sequoia.

          c.     At the Effective Time, Employee shall be granted 20,000 options to purchase United stock pursuant to United’s 2001 Incentive Stock Option Plan.

     5.          Termination by the Company or Employee. The employment of Employee with the Employer may be terminated by any one of the following means, in which case Employee shall be entitled to such compensation as is described below:

A.	Mutual Agreement: The Employee’s employment may be termination by mutual agreement of the parties upon such terms and conditions as they may agree.

B.	For Cause.

(1)	The Employee’s employment may be terminated by the Employer for cause consisting of one or more of the reasons specified in Paragraph 5(B)(2)(a)-(e) below; provided, however, that if the cause of termination is for a reason specified in Paragraph 5(B)(2)(a) below, and if in the reasonable judgment of the Board of Directors of the Employer the damage incurred by the company as a result of Employee’s conduct constituting cause is damage of a type that is capable of being substantially reversed and corrected, the Employer shall give Employee thirty (30) days advance notice of the Employer’s intention to terminate his employment for cause and a reasonable opportunity to cure the cause of the possible termination to the satisfaction of the Employer.

(2)	For purposes of this Agreement, the term “cause” shall be defined as follows:

(a)	Employee’s repeated negligence, malfeasance or misfeasance in the performance of Employee’s duties that can reasonably be expected to have an adverse impact upon the business and affairs of the Employer;

(b)	Employee’s commission of any act constituting theft, intentional wrongdoing or fraud;

(c)	The conviction of the Employee of a felony criminal offense in either state or federal court;

(d)	Any single act by Employee constituting gross negligence or which causes material harm to the reputation, financial condition or property of the Employer; or

(e)	The death of Employee during the term of this Agreement, in which event the Company shall pay to the estate of the Employee any compensation for services rendered but unpaid prior to the Employee’s date of death.

(3)	The Board of Directors of United Bank shall determine, in its sole discretion, whether any acts and/or omissions on the part of Employee constitute “cause” as defined above. Notwithstanding the foregoing, Employee shall be entitled to arbitrate a finding of the Board of Directors of “cause” in accordance with Paragraph 10 hereof.

(4)	In the event that Employer terminates Employee’s employment for cause as defined above, Employee shall be entitled to be paid his regular salary and benefits up to the effective date of the termination, but not any additional compensation.

C.	Not for Cause. Employee’s employment may be terminated by the Employer for any reason permitted under applicable law so long as Employee is given thirty (30) days advance written notice (or payment in lieu thereof). In the event of a termination pursuant to this subparagraph, Employee shall be entitled to payment from the Employer equivalent to the base salary compensation set forth in this Agreement for the remaining term of the Agreement, provided Employee does not breach the provisions of Paragraph 6 below.

D.	Employee Resignation. Employee recognizes and understands the vital role he plays in the Employer’s operation, growth and development, and therefore agrees not to resign from employment during the initial term of this Agreement except in the event of his disability. If the Employee resigns in violation of this commitment, Employee agrees to comply with the restrictions set forth in Paragraph 6 below.

E.	Change in Control. Exhibit A hereto sets forth the rights and responsibilities of the parties in the event of a change in control, as defined therein, and is incorporated herein by reference. For purposes of Exhibit A, the term Company shall mean United.

  6.     Noncompetition and Nonsolicitation. In consideration of the covenants set forth herein, including but not limited to the payments set forth in Paragraph 4 and Exhibit A, Employee agrees as follows:

          (a)     The Employee agrees that during Employee’s employment and during the two-year period after Employee’s employment with Employer is terminated for any reason other than Employee’s disability, the Employee will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company (or any other entity offering products or services competing with such institution or company) which has an office in Virginia, Maryland or the District of Columbia (a “Competing Business”), provided, however, that this provision shall not prohibit the Employee from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, or (ii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of United or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with United or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between United or its subsidiaries and any such customers.

          (b)     Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), the Employee shall keep secret and confidential and shall not disclose to any third party (other than the Company, United or any of their respective subsidiaries) in any fashion or for any purpose whatsoever any information regarding the Company, United or any of their respective subsidiaries which is not available to the general public to which the Employee had access at any time during the course of the Employee’s employment by the Company or any of its subsidiaries, including, without limitation, any such information relating to: business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

          (c)     Employee agrees that during Employee’s employment and during the two-year period after Employee’s employment with Employer is terminated for any reason other than Employee’s disability, Employee shall not, on his own behalf or on behalf of any other person, corporation or entity, either directly or indirectly, solicit, induce, recruit or cause another person in the employ of United or its affiliates to terminate his or her employment for the purpose of joining, associating or becoming an employee with any business which is in competition with any business or activity engaged in by United or its affiliates.

          (d)     The Employee agrees that damages at law will be an insufficient remedy to United in the event that the Employee violates any of the provisions of paragraph (a), (b) or (c) of this Section 6, and that United may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in paragraph (a), (b) or (c) of this Section 6. The Employee hereby consents to any injunction (temporary or otherwise) which may be issued against the Employee and to any other court order which may be issued against the Employee from violating, or directing the Employee to comply with, any of the covenants in paragraph (a), (b) or (c) of this Section 6. The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to United against the Employee for such breaches or threatened or attempted breaches.

          (e)     In addition to United’s rights set forth in paragraph (d) of this Section 6, in the event that the Employee shall violate the terms and conditions of paragraphs (a), (b) or (c) of this Section 6, United and its subsidiaries may terminate any payments or benefits of any type and regardless of source payable by United or its subsidiaries, if applicable, to the Employee, other than with respect to payments or benefits to the Employee under plans or arrangements that are covered by the Employee Retirement Income Security Act of 1974, as amended.

     7.          Definition of Disability. For the purposes of the Agreement, the term “disability” shall mean a physical or mental condition rendering Employee substantially and permanently unable to perform the duties of an officer and director of a banking organization.

     8.          Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail listed herein. In the case of Employee to the following address: 5512 Oak Place, Bethesda, Maryland 20817. In the case of the Employer to the Chairman addressed to 514 Market Street, Parkersburg, West Virginia 26101. Any notice sent pursuant to this paragraph shall be effective when deposited in the mail.

     9.          Confidential Information. Employee shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, publish or disclose to any person or entity any confidential information concerning the assets, business or affairs of the Employer, including but not limited to any trade secrets, financial data, employee or customer/client information or organizational structure.

     10.        Arbitration. Any dispute between the parties arising out of or with respect to this Agreement or any of its provisions or Employee’s employment with the Employer shall be resolved by the sole and exclusive remedy of binding arbitration. Arbitration shall be conducted in Virginia or such other place as might be mutually agreed between the parties, in accordance with the rules of the American Arbitration Association (“AAA”). The parties agree to select one arbitrator from an AAA employment panel. The arbitration shall be conducted in accordance with the Virginia Rules of Evidence and all discovery issues shall be decided by the arbitrator. The arbitrator shall supply a written opinion and analysis of the matter submitted for arbitration along with the decision. The arbitration decision shall be final and subject to enforcement in the local circuit court.

     11.        Entire Agreement. This Agreement constitutes the entire Agreement between the parties and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than that certain Executive Agreement of even date herewith to which the Employee is a party. and may not be changed or amended except by an instrument in writing to be executed by each of the parties hereto.

     12.        Severability. If any provision hereof, or any portion of any provision hereof, is held to be invalid, illegal or unenforceable, all other provisions shall remain in force and effect as if such invalid, illegal or unenforceable provision or portion thereof has not been included herein. If any provision or portion of any provision of this Agreement is so broad as to be unenforceable, such provision or a portion thereof shall be interpreted to be only so broad as is enforceable.

     13.        Headings. The headings contained in this Agreement are included for convenience or reference only and shall have no effect on the construction, meaning or interpretation of this Agreement.

     14.        Governing Law. The laws of the State of Virginia shall govern the interpretation and enforcement of this Agreement.

     15.        Amendments. Any amendments to this Agreement must be in writing and signed by all parties hereto except that extensions of the term of this Agreement under Paragraph 2 above, may be evidenced by minutes of a meeting of the Board of Directors.

     16.        Waiver of Breach. No requirement of this Agreement may be waived except by a written document signed by the party adversely affected. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision.

     17.        Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

     18.        Special Post-Termination Provisions. Upon the expiration of this Agreement or the termination of Employee’s employment under this Agreement or otherwise for any reason, other than for cause, the following shall occur:

A.	The Employee shall be fully vested (without regard to his actual age or years of service as of such date) in the “Normal Retirement Benefit” described in Section 2.1 of the Amended and Restated Salary Continuation Agreement (“SCA”) between the Employee and Sequoia Bank, as amended, which agreement has been assumed as an obligation of United pursuant to the Merger Agreement, and such benefit shall commence as if the Employee has terminated employment on his “Normal Retirement Date” under the SCA.

B.	For a period of 36 months from and after the Employee’s termination of employment under this Agreement or otherwise; United shall continue the Employee’s participation in benefit plans of United and United Bank-Virginia that provide health including medical and dental, life and disability insurance, or provide the Employee with similar coverage under the terms no less favorable than those provided to senior executive of United during such period; provided, however, that, in the event that such coverage cannot be provided under plans of United because the Employee is no longer an Employee, United shall provide the Employee with comparable coverage under an individual policy.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its corporate officer thereunto duly authorized, and Employee has hereunto set his hand and seal, as of the day and year first above written:

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams

Name: Richard Adams Title: Chairman and Chief Executive Officer

UNITED BANK

By:	/s/ James J. Consagra, Jr.

Name: James J. Consagra Jr. Title: Chief Financial Officer and Chief Operating Officer

EMPLOYEE:

/s/ J. Paul McNamara

J. PAUL McNAMARA

EXHIBIT A
CHANGE IN CONTROL AGREEMENT

     1.          Definitions. For purposes of this Exhibit A, the following definitions shall apply to designated phrases used in this Agreement.

          a.     “Change of Control” means (i) a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) the failure during any period of two (2) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.

          b.     “Good Cause” includes (i) termination for continued poor work performance after reasonable opportunity to correct deficiencies; (ii) termination for behavior outside or on the job which affects the ability of management of the Company or co-workers to perform their jobs and which is not corrected after reasonable warning; (iii) termination for failure to devote reasonable time to the job which is not corrected after reasonable warning; and (iv) any other reasonable deficiency in performance by the Executive which is not corrected after reasonable warning.

          c.     “Disability” means total and permanent disability as defined by Company’s (or its successor’s) Long-Term Disability Plan.

          d.     “Retirement” means termination of employment by an Executive in accordance with Company’s (or its successor’s) retirement plan, including early retirement, generally applicable to its salaried employees.

          e.     “Good Reason” means (i) a Change of Control in the Company (as defined above), as well as and as a direct result thereof, (a) a decrease in the total amount of the Executive’s base salary below its level in effect on the date of consummation of the Change of Control, without the Executive’ consent; or (b) a material reduction in the importance of the Executive’s job responsibilities without the Executive’s consent; or (c) a geographical relocation of the Executive to an office more than 50 miles from the Executive’s location at the time of the Change of Control without the Executive’s consent; (ii) failure of Company to obtain assumption of this Agreement by its successor, or (iii) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination required in paragraph 2.

          f.     “Wrongful Termination” means termination of the Executive’s employment by the Company or its affiliates for any reason other than Good Cause or the death, Disability or Retirement of Executive prior to the expiration of thirty-six (36) months after consummation of the Change of Control.

     2.          Termination for Good Reason or For Cause; Notice of Termination. The Executive may terminate his employment with the Company or its affiliates for Good Reason. In the event of a Change of Control, the Company may terminate Executive’s employment only for Good Cause within thirty-six months after consummation of Change in Control. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Executive’s employment under the provision so indicated.

     3.          Date of Termination. Date of Termination shall mean the date on which Notice of Termination is given.

     4.          Compensation of Executives Upon Termination for Good Reason or Wrongful Termination.

          a.     Except as hereinafter provided, if the Executive terminates his employment with the Company for Good Reason or the Company terminates the Executive’s employment in a manner constituting Wrongful Termination, the Company hereby agrees to pay the Executive a cash payment equal to the Executive’s monthly base salary in effect on either (i) the Date of Termination; or (ii) the date immediately preceding the Change of Control, whichever is higher, multiplied by the number of full months between the Date of Termination and the date that is thirty-six (36) months after the date of consummation of the Change of Control.

          b.     For the year in which termination occurs, the Executive will be entitled to receive his reasonable share of the Company’s cash incentive award allocated in accordance with existing principles and authorized by the Board of Directors. The amount of the Executive’s cash incentive award shall not be reduced due to the Executive not being actively employed for the full year.

     5.          Other Employment. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned or benefits provided as the result of employment by another employer after the Date of Termination.

     6.          Rights of Company Prior to the Change of Control. This Agreement shall not effect the right of the Company to terminate the Executive, or change the salary or benefits of the Executive, with or without Good Cause, prior to any Change of Control; provided, however, any termination or change which takes place after discussions have commenced which result in a Change of Control shall be presumed to be a violation of this Agreement which entitled the Executive to the benefits hereof, absent clear and convincing evidence to the contrary.

     7.          Successors; Binding Agreement.

          a.     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     b.          This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.